Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Second Quarter 2014 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA July 31, 2014 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2014 and updated its revenue and gross margin guidance for the year.

Highlights

•	Second quarter sales grew 7.1% (5.3% excluding currency effects)

•	Diluted EPS was $0.52 vs. $0.43 in the prior-year quarter

•	Results driven by sales growth of higher-margin products

•	Affirms prior 2014 diluted EPS guidance of $1.77 to $1.89

Summary comparative results for the second quarter were as follows:

($ millions, except per-share data)	Three Months Ended June 30,
	2014	2013
Net Sales	$368.9	$344.5
Gross Profit Margin	33.0%	32.2%
Operating Profit	$54.1	$42.5
Diluted EPS(1)	$0.52	$0.43

(1)	2013 Diluted EPS is adjusted for the September 26, 2013 stock split.

Second quarter 2014 consolidated net sales grew by 7.1% (5.3% excluding currency effects) compared to the second quarter of 2013. Pharmaceutical Delivery Systems (PDS) sales grew 7.2% and Pharmaceutical Packaging Systems (PPS) sales grew 4.5% compared to the second quarter of 2013 excluding currency effects.

Consolidated gross profit of $121.8 million yielded a gross profit margin of 33.0%, compared to $110.9 million and 32.2% in the second quarter of 2013. The margin improvement was due primarily to growth in higher-margin product sales in both PPS and PDS. Those improvements were partially offset by labor and overhead cost increases not recovered through price increases and production efficiencies.

SG&A costs declined by 3.7%, or $2.2 million, to $57.5 million due to declining pension, employee benefit, and incentive and stock-based compensation costs. R&D costs increased $0.4 million to $9.9 million. On the strength of the sales and margin improvements, and enhanced by a net decrease in other costs, operating profit grew 27.3% to $54.1 million, compared to $42.5 million, and the operating profit margin improved to 14.7% of revenue, compared to 12.3% in the 2013 period.

The estimated annual effective tax rate (ETR) for 2014 is 27.7%, compared to 26.5% used in determining second-quarter 2013 results. The increase is due to the expiration of the U.S. research tax credit at the end of 2013 and changes in the expected geographic mix of 2014 earnings.

As a result of the improved operating results and despite the higher tax rate, diluted EPS grew by 20.9% to $0.52 in the current quarter, compared to $0.43 in the 2013 period.

Executive Commentary

“Our second quarter results benefited from sales of high-value components and proprietary systems, in addition to strong contract manufacturing services and disciplined spending,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Growth in PPS was in line with our expectations and consistent with our backlog at the outset of the quarter. We believe that PPS is in a strong position to deliver a good second half after a slow start on continued growth in high value products, benefiting from the growth trends that we see in injectable drug markets.”

“In addition to improved demand for high-value products in PPS, growth in PDS was slightly better than we anticipated. We are particularly encouraged by the pre-commercial uptake of Daikyo Crystal Zenith® products and the SmartDose™ electronic wearable injector, which is progressing in clinical development and in pre-clinical evaluation work.”
“We are pleased to confirm our prior earnings-per-share guidance for 2014 diluted EPS in the range of $1.77 to $1.89 on forecasted consolidated sales growth of 4% to 6% over last year, excluding currency effects. A more profitable sales mix coupled with disciplined program spending will be keys to delivering those results. We believe that our long-term growth drivers remain intact, especially the strong growth in biologics for treating cancer, auto-immune disease, and diabetes.”

Pharmaceutical Packaging Systems

PPS sales grew 6.6% to $268.0 million compared to the $251.5 million reported in the second quarter of 2013, and were 4.5% higher when the effects of currency translation are excluded. Sales of high-value pharmaceutical packaging components grew 8.5% excluding currency effects, led by Westar® RU (ready-to-use) and Daikyo RSV (ready-to-sterilize validated) products. Growth in standard pharmaceutical packaging component sales offset lower sales of disposable device components. Exclusive of currency effects, growth was strongest in the Americas, notably in South America, followed by Asia, while European sales were substantially unchanged from the prior-year period.

Sales growth, particularly in high-value products, was the leading contributor to a 9.3% improvement in gross profit to $101.3 million in the quarter, compared to $92.7 million in the prior-year period. As a result, gross profit margin grew 0.9 margin points compared to the 2013 period, to 37.8%. Other cost increases, primarily in manufacturing overhead, more than offset the positive effects of modestly higher prices and lower raw material costs.

SG&A costs of $33.7 million were 12.6% of sales, compared to $32.4 million and 12.9% of sales in the prior-year period. Higher personnel costs associated with annual pay increases and new hiring were mitigated by lower spending on employee travel and outside services. Research and development costs increased from $3.6 million to $4.1 million due to continued investment in next-generation packaging components and new products.

Sales growth and the more profitable sales mix combined with the relatively slower growth in SG&A costs contributed to a 10.7% increase in operating profit, to $62.9 million, yielding an operating margin of 23.5%, compared to 22.6% in the prior year quarter.

Pharmaceutical Delivery Systems

PDS sales grew 8.3% to $101.1 million in the second quarter from $93.3 million reported in the prior-year period, or 7.2% higher excluding currency effects. Growth was driven by gains in both proprietary products and contract manufacturing revenues. Proprietary product improvements included SmartDose sales for use in clinical trials and Daikyo Crystal Zenith products, including cartridges and vials. Sales of proprietary products comprised 27.1% of segment sales in the quarter, compared to 25.6% in the prior-year period. Contract manufacturing revenues grew 5.0% excluding currency, largely on higher volume from existing programs.

The improved sales mix generated $20.5 million of gross profit, a 12.6% increase over the comparable 2013 period, yielding a gross profit margin of 20.3% that compared favorably to 19.5% in the same period last year.

SG&A costs of $11.3 million were 5.6% higher in the quarter, principally for staffing in support of the proprietary products business. R&D costs of $5.8 million were moderately lower compared to $5.9 million in the 2013 period. Efforts remain focused on the further development of CZ and SmartDose products.

As a result of the sales growth and relatively modest increases in other costs, PDS generated an operating profit of $3.7 million compared to $2.3 million in the 2013 period.

Corporate and Other

General corporate costs of $6.0 million were $1.9 million lower when compared to the prior-year period, due primarily to lower incentive compensation and employee benefit costs, and to non-recurring intellectual property-related costs in the prior-year period. U.S. pension expense again declined by $1.8 million compared to the 2013 quarter, primarily due to changes in actuarial valuations at the outset of the year. Stock-based compensation expense decreased $0.4 million, to $4.6 million, due primarily to the comparative impact of a decline in the Company’s share price during the current period contrasted with a price increase during the prior-year quarter.

The Company also announced that Jeffrey C. Hunt, President, Pharmaceutical Packaging Systems, resigned on July 27, 2014. Mr. Hunt joined the Company in 2010. The division will report directly to Dr. Morel while the Company evaluates candidates for his replacement.

Financial Guidance

West reaffirmed its prior EPS guidance for 2014 and updated other elements of its prior financial guidance, as follows:

(in millions, except EPS)	Current 2014 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,430 to $1,460	$1,450 to $1,480
Consolidated gross profit margin (% of sales)	32.0% to 32.5%	31.9% to 32.4%
Pharmaceutical Packaging Systems sales	$1,030 to $1,050	$1,050 to $1,070
Pharmaceutical Packaging Systems gross profit margin (% of sales)	36.8% to 37.3%	36.2% to 36.7%
Pharmaceutical Delivery Systems sales	$400 to $410	$400 to $410
Pharmaceutical Delivery Systems gross profit margin (% of sales)	19.5% to 20.5%	20.3% to 21.3%
Full-Year diluted EPS	$1.77 to $1.89	$1.77 to $1.89

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.37 for the remainder of 2014, which is consistent with prior guidance.

The Company’s estimated guidance for the remainder of 2014 includes approximately $10 million in growth from sales and development revenue associated with PDS’ proprietary products, including CZ and SmartDose. Most of that growth is associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Company’s current and prior Diluted EPS guidance for 2014 reflects an estimated effective tax rate of 26%, which includes an approximately $2.0 million, or $0.03 per share, tax benefit from the expected 2014 reinstatement of the U.S. tax credit for increasing research and development spending. No benefit from that credit was recognized in the Company’s financial results for the six months ended June 30, 2014.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call, please dial (800) 706-7749 (U.S.) or (617) 614-3474 (International). The passcode is 66229803.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentation Materials” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, August 7, 2014, by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International) and entering passcode 63525660.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories, including the technical requirements of particular applications and initiating commercial scale production of those products; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the periods presented in the accompanying tables:

Extinguishment of debt - During the six months ended June 30, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value.

Discrete tax items - During the six months ended June 30, 2013, we recorded a discrete tax benefit of $1.3 million related to the reinstatement of the Research and Development tax credit in January 2013. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Net sales	$368.9	100%	$344.5	100%	$715.7	100%	$683.9	100%
Cost of goods and services sold	247.1	67	233.6	68	487.5	68	461.3	67
Gross profit	121.8	33	110.9	32	228.2	32	222.6	33
Research and development	9.9	2	9.5	3	19.9	3	18.6	3
Selling, general and administrative expenses	57.5	16	59.7	17	113.9	16	118.7	17
Restructuring and other items	—	—	—	—	—	—	—	—
Other expense /(income), net	0.3	—	(0.8)	—	1.0	—	(0.6)	—
Operating profit	54.1	15	42.5	12	93.4	13	85.9	13
Loss on debt extinguishment	—	—	—	—	—	—	0.2	—
Interest expense, net	3.7	1	3.7	1	7.3	1	7.7	1
Income before income taxes	50.4	14	38.8	11	86.1	12	78.0	12
Income tax expense	14.0	4	10.3	3	23.8	3	18.9	3
Equity in net income of affiliated companies	1.2	—	1.7	1	2.4	—	2.8	—
Net income	$37.6	10%	$30.2	9%	$64.7	9%	$61.9	9%
Net income per share:
Basic	$0.53		$0.44		$0.92		$0.90
Assuming dilution	$0.52		$0.43		$0.89		$0.88
Average common shares outstanding	70.8		69.5		70.7		69.2
Average shares assuming dilution	72.4		70.8		72.4		70.6

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2014	2013	2014	2013
Pharmaceutical Packaging Systems	$268.0	$251.5	$520.9	$503.0
Pharmaceutical Delivery Systems	101.1	93.3	195.1	181.5
Eliminations	(0.2)	(0.3)	(0.3)	(0.6)
Consolidated Total	$368.9	$344.5	$715.7	$683.9

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$62.9	$56.8	$114.3	$115.5
Pharmaceutical Delivery Systems	3.7	2.3	3.5	3.5
US pension expense	(1.9)	(3.7)	(3.8)	(7.5)
Stock-based compensation expense	(4.6)	(5.0)	(8.9)	(10.4)
General corporate costs	(6.0)	(7.9)	(11.7)	(15.2)
Operating Profit	$54.1	$42.5	$93.4	$85.9

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Six-months ended June 30, 2013	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$85.9	$18.9	$61.9	$0.88
Extinguishment of debt/Discrete tax items	—	1.3	(1.1)	(0.02)
Adjusted (Non-GAAP)	$85.9	$20.2	$60.8	$0.86

Please refer to “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2014	2013
Depreciation and amortization	$44.9	$41.2
Operating cash flow	$73.0	$98.4
Capital expenditures	$56.2	$83.8

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2014	As of December 31, 2013
Cash and Cash Equivalents	$226.7	$230.0
Debt	$361.5	$373.5
Equity	$972.6	$906.4
Net Debt to Total Invested Capital(2)	12.2%	13.7%
Working Capital	$464.2	$413.8

(2) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® and Daikyo RSV® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.